Exhibit 99.2

Specialized Industries LP and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
March 29, 2014 and December 28, 2013
(in thousands)
	March 29, 2014	December 28, 2013
Assets

Current Assets
Cash	$114	$204
Accounts receivable, less allowance for doubtful accounts
of $527 in 2013 and $394 in 2012	17,725	19,047
Inventories	42,274	42,010
Prepaid expenses and other current assets	3,355	3,271
Deferred income taxes	1,106	1,106

Total current assets	64,574	65,638

Rental Equipment, net of accumulated depreciation
of $5,957 in 2013 and $3,152 in 2012	25,613	24,426

Property, Plant and Equipment, net
Land	876	878
Buildings and leasehold improvements	8,532	8,286
Machinery and equipment	12,818	12,578
	22,226	21,742
Less accumulated depreciation	(9,807)	(9,529)

Total property, plant and equipment, net	12,419	12,213

Other Assets
Intangible assets - definite lived, net	10,871	11,141
Intangible assets - indefinite lived	12,042	12,126
Other	1,885	1,959

Total other assets	24,798	25,226

Total assets	$127,404	$127,503

Liabilities and Partnership Equity

Current Liabilities
Accounts payable	$6,456	$8,658
Current portion of long-term debt	1,056	1,061
Customer advances	1,948	643
Accrued liabilities:
Compensation and related taxes	2,993	3,131
Accrued income tax	410	—
Warranty	937	1,254
Other	775	882
Interest	50	50

Total current liabilities	14,625	15,679

Long-Term Debt, less current portion	28,240	30,197
Deferred Income Taxes	720	725
Deferred Compensation	7,524	7,524

Total long-term liabilities	36,484	38,446

Partnership Equity
Partnership equity	74,836	71,369
Accumulated other comprehensive income	1,459	2,009
Total partnership equity	76,295	73,378

Total liabilities and partnership equity	$127,404	$127,503

See Notes to Unaudited Condensed Consolidated Financial Statements.

Exhibit 99.2

Specialized Industries LP and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
Three months Ended March 29, 2014 and March 30, 2013
(in thousands)
	March 29, 2014	March 30, 2013

Net sales	$39,144	$34,033

Cost of goods sold	27,945	24,373

Gross profit	11,199	9,660

Selling and administrative expenses	6,423	5,331

Operating income	4,776	4,329

Other expense:
Interest expense	217	307
Other expense - net	107	26

Total other expense	324	333

Income before income taxes	4,452	3,996

Income tax expense	427	548

Net income	$4,025	$3,448

See Notes to Unaudited Condensed Consolidated Financial Statements.

Exhibit 99.2

Specialized Industries LP and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
Three months Ended March 29, 2014 and March 30, 2013
(in thousands)
	March 29, 2014	March 30, 2013
Cash Flows from Operating Activities
Net income	$4,025	$3,448
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation of equipment rented to others	1,114	1,007
Depreciation of property, plant and equipment	346	338
Amortization of deferred expenses	135	132
Proceeds from sales of rental equipment	3,604	1,538
Changes in operating assets and liabilities:
Accounts receivable	1,188	(457)
Inventories and rental equipment	(6,323)	(5,550)
Other assets	(90)	(367)
Accounts payable	(1,850)	(668)
Accrued expenses	1,200	7
Net cash provided by (used in) operating activities	3,349	(572)

Cash Flows from Investing Activities
Purchase of property, plant and equipment	(618)	(213)
Net cash used in investing activities	(618)	(213)

Cash Flows from Financing Activities
Checks in excess of bank balance	(293)	659
Borrowings on revolving credit facility	41,953	36,126
Payments on revolving credit facility	(43,648)	(34,603)
Payments on long-term debt	(267)	(257)
Distributions to partners	(557)	(854)
Net cash (used in) provided by financing activities	(2,812)	1,071

Effect of exchange rates on cash	(9)	14

Net (decrease) increase in cash	(90)	300

Cash:
Beginning	204	109

Ending	$114	$409

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$217	$322
Cash paid for income taxes	627	490

See Notes to Unaudited Condensed Consolidated Financial Statements.

Specialized Industries LP and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)     Exhibit 99.2

Description of Operations

Specialized Industries LP and Subsidiaries, a Delaware limited partnership, is the parent company to Wausau-Everest, LP (Wausau-Everest), Super Products, LLC (Super), Howard P. Fairfield, LLC (Fairfield) and Fond du Lac Investments, LLC (FDL Investments). Wausau-Everest is the parent company to Wausau Equipment Company, Inc. (Wausau) and Everest Equipment Co. (Everest).

Wausau is involved in the design and manufacture of heavy-duty snow removal and ice control equipment, with manufacturing facilities in New Berlin and Fond du Lac, Wisconsin. Wausau’s products are used primarily by municipalities, state departments of transportation and airports in North America. A portion of Wausau’s sales includes truck chassis which are not manufactured by the Company.

Everest is involved in the design and manufacture of heavy-duty snow removal and ice control equipment and the design and manufacture of custom construction forms used primarily in the construction of tunnels. The manufacturing facility is located in Ayer’s Cliff, Quebec, Canada. Everest’s products are used by municipalities, state departments of transportation and construction firms in North America. Total assets located in Canada as of March 29, 2014 and December 28, 2013, amounted to approximately $20,292 and $20,410, respectively.

Super is involved in the design and manufacture of truck mounted industrial vacuum loaders, combination sewer cleaners, hydro excavators, and liquid vacuum trucks. Super’s customers are primarily municipalities and environmental contractors and are located worldwide. A portion of Super’s sales includes truck chassis which are not manufactured by the Company.

Super also operates a rental business dedicated to the leasing of vacuum trucks to environmental contractors and other customers.

Fairfield is involved in the custom installation and distribution of specialized work truck and related equipment, such as snow removal and ice control equipment, street sweepers, roadside movers, sewer and asphalt maintenance equipment and related parts and accessories. Fairfield’s customers are primarily municipalities, state departments of transportation, contractors, and airports throughout New England.

Fond du Lac Investments, LLC is a Wisconsin limited liability company formed for the purpose of acquiring land and owning industrial real estate in Fond du Lac, Wisconsin.

Note 1.	Summary of Significant Accounting Policies

The accompanying unaudited interim condensed consolidated financial statements of Specialized Industries, LP and its subsidiaries (the “Company”) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulations S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. The balance sheet at December 28, 2013, has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report for the year ended December 28, 2013 as exhibit 99.1 to Form 8-K/A. The Company consolidates the accounts of its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

Specialized Industries LP and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)     Exhibit 99.2

Revenue Recognition: In most cases, revenue recognition for product sales is recognized when persuasive evidence of an arrangement exists, substantial risk and title passes to the customer, the fee is fixed or determinable, and collectability is reasonably assured. Based upon the Company’s standard shipping terms, FOB origin, title passes upon shipment of the products to the customer.

Rental Equipment: The Company enters into lease agreements with certain customers. All leasing agreements are classified as operating leases and are not longer than 2 years. Under the operating method of accounting for leases, the cost of the equipment is recorded as an asset and is depreciated over its estimated useful life and the rental income is recognized ratably as the lease rental payments are earned. Rental income for the three months ended March 29, 2014 and March 30, 2013 was approximately $2,910 and $2,656, respectively. The Company records revenue related to the sale of rental equipment in the same manner as their revenue recognition policy above.

Financial Instruments: The carrying value of cash, accounts receivable, accounts payable and accrued liabilities are a reasonable estimate of their fair market value due to the short-term nature of these instruments. The carrying values of long-term obligations approximate their fair market value due to the variable nature of the interest rates.

Taxes Collected from Customers: The Company accounts for sales taxes imposed on its goods and services on a net basis in the consolidated statement of income.

The Company presents all non-income government-assessed taxes (sales and use) collected from its customers and remitted to governmental agencies on a net basis (excluded from revenue) in its consolidated financial statements.

Subsequent Events: The Company evaluated for subsequent events through July 24, 2014, the date the consolidated financial statements were available to be issued.

On February 24, 2014, the Company entered into an agreement to sell the operating units of Specialized Industries, LP to Alamo Group Inc. The purchase closed on May 13, 2014 for approximately $190 million and is subject to completion of post-closing adjustments. All outstanding debt and deferred compensation of Specialized was paid out at the closing.

Note 2.
Cash: The Company’s management periodically evaluates the creditworthiness of the financial institutions in which it places its cash and investments. The Company had cash deposited in financial institutions in which the balances exceed the federal government agency (FDIC) insured limit of $250,000 for the three months ended March 29, 2014 and for the year ended December 28, 2013. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risk.

Note 3.
Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable represents uncollateralized customer obligations due under normal trade terms. The Company performs continuing credit evaluations of their customers’ financial condition.

Management regularly reviews accounts receivable and establishes an allowance for contractually past due items based upon knowledge of the customer and payment history. When the receivable is deemed uncollectible, the amount is written off. Based upon information available to the Company, management believes that the allowance for doubtful accounts as of March 29, 2014 and December 28, 2013 is adequate.

Specialized Industries LP and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)     Exhibit 99.2

Note 4.

Inventories: Inventories are stated at the lower of cost (weighted-average) or market (net realizable value).

Inventories consist of the following as of March 29, 2014 and December 28, 2013:

(in thousands)	March 29, 2014	December 28, 2013

Finished equipment	$10,229	$12,290
Work-in-progress	9,610	6,945
Raw materials for manufacturing and replacement parts	22,435	22,775

	$42,274	$42,010

Note 5.

Property, Plant and Equipment: Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the following estimated useful lives or over the life of the lease, if shorter:

Buildings	39-40 years
Building and leasehold improvements	8-40 years
Machinery and equipment	3-8 years
Furniture and fixtures	5-7 years
Computer hardware and software	3-5 years

Normal repairs and maintenance are expensed as incurred. Expenditures which materially increase values, change capacity or extend useful lives are capitalized.

Note 6.

Definite and Indefinite Lived Intangible Assets: Definite-lived intangible assets consist of established distribution networks. Indefinite-lived intangible assets consist of brand names, logos, and trademarks.

At March 29, 2014 and December 28, 2013, indefinite-lived intangible assets were $12,042 and $12,126, respectively. The change in assets relates to changes in foreign currency. The Company evaluates the carrying value of other indefinite-lived intangible assets annually. When evaluating whether indefinite-lived intangible assets are impaired, the Company compares the fair value of the reporting unit to the unit’s carrying amount. The fair value of the reporting unit is estimated using a combination of income or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured.

When evaluating whether other definite-lived intangible assets and property, plant and equipment are impaired, the Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The evaluation of asset impairment requires the Company to make assumptions about future cash flows and events over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. During the three months ended March 29, 2014 and March 30, 2013 , the Company concluded that there was no impairment loss related to other intangible assets.

Specialized Industries LP and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)     Exhibit 99.2

Note 7.

Deferred Financing Costs: In connection with a long-term debt agreement, the Company incurred financing costs of $450. These fees are being amortized over the life of the loan in a method that approximates the effective interest method and are included in other assets net of accumulated amortization of $211 and $173 at March 29, 2014 and December 28, 2013, respectively. Amortization expense amounted to $38 for each of the three months ended March 29, 2014 and March 30, 2013, respectively, and is included in interest expense on the accompanying consolidated statements of income.

Note 8.

Accounts Payable: Included in accounts payable as of March 29, 2014 and December 28, 2013 are checks written in excess of bank balances totaling approximately $847 and $1,140, respectively. The remaining balance in accounts payable arises from transactions with suppliers in the normal course of business which are due in customary trade terms not exceeding approximately one year.

Note 9.

Warranty Reserve: The Company’s products generally are subject to warranties that range from 1 to
5 years and, therefore, liabilities are established for the estimated future costs of repair or replacement recognized at the time the related sale is recorded. These liabilities are adjusted based on management’s best estimates of future warranty costs after considering historical and projected product failure rates and product repair costs. In the event that actual experience differs from these best estimates, changes in the Company’s warranty liabilities may become necessary.

The changes in the Company’s product warranty liability are as follows (in thousands):

Liability at December 28, 2013	$1,254

Provision for warranty	472
Warranty claims and expenditures	(789)

Liability at March 29, 2014	$937

Note 10.

Income Taxes: The Company is organized as a partnership. Income taxes are payable personally by the partners. Accordingly, no provision has been made for income taxes attributable to earnings taxed at the partnership level.

The Company has two subsidiaries, Wausau, organized as a C-Corporation and Everest, a foreign entity, that use the asset and liability method in providing income taxes on all transactions that have been recognized in the consolidated financial statements. This method requires the adjustment of deferred taxes to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax benefits, as well as other changes in income tax laws, that are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company follows the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740, Income Taxes. As required by the uncertain tax position guidance in ASC 740, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not-threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company applies the uncertain tax position guidance in ASC 740 to all tax positions for which the statute of the limitations remains open. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for the years before 2010.

Specialized Industries LP and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)     Exhibit 99.2

As of March 29, 2014, the Company believes the guidance to have no effect on its consolidated financial statements. Additionally, the guidance provides for the recognition of interest and penalties related to income taxes. There were no interest or penalties related to income tax that have been accrued or recognized as of and for the three months ended March 29, 2014 and March 30, 2013.

Note 11.

Long-Term Debt

Long-term debt consists of the following:

(in thousands)	March 29, 2014	December 28, 2013

Revolving credit facility	$25,537	$27,232
Term loan	3,723	3,917
Other	36	109
	29,296	31,258
Less: current maturities	(1,056)	(1,061)

	$28,240	$30,197

The revolving credit facility payable to a financial institution provides for borrowings up to $45 million subject to certain borrowing base requirements. The maximum amount that can be outstanding under the facility is limited to a formula utilizing accounts receivable and inventory. The Company’s remaining borrowing availability under the facility was approximately $17.8 million and $17.1 million at March 29, 2014 and December 28, 2013, respectively. Additionally, a term loan in the original amount of $5 million is provided for in the credit facility.

Note 12.

Employee Retirement Plan: The Company has retirement plan covering all employees who meet age and service requirements. The plan allows for participant contributions, which can be matched on a discretionary basis by the Company. Total employer contributions amounted to approximately $105 and $91 for the three months ended March 29, 2014 and March 30, 2013, respectively.

Note 13.

Equity Incentive Plan: The Company established an equity incentive plan effective as of December 14, 2005. The purpose of the equity incentive plan is to provide additional incentives to key employees. The Board of Directors of the Company has sole discretion in granting Class C units to key employees. The awards were determined to be accounted for as liability awards as they are cash settled and the holders do not share in the risks of the business, only the incremental growth of the Company. Such awards require that compensation expense be recorded for changes in the fair value of the Class C units at each reporting period. During the three months ended March 29, 2014 and March 30, 2013, the Company did not issue any additional Class C units to employees. The key employees are fully vested as of March 29, 2014. There was compensation expense of $0 related to these units for each of the three months ended March 29, 2014 and March 30, 2013, respectively. The obligation related to this plan was approximately $6,372 as of March 29, 2014 and December 28, 2013, and is recognized in the accompanying consolidated balance sheets as a long-term deferred compensation liability.

Specialized Industries LP and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)     Exhibit 99.2

Note 14.

Net Equity Appreciation Rights: The Company established a net equity appreciation right agreement with a key employee effective October 13, 2006. The key employee received a 0.5 percent share of the net equity appreciation payable upon the sale of the Company or retirement. Net equity appreciation is calculated as the enterprise value that exceeds the base equity value as defined in the agreement. The key employee is fully vested, but forfeits any right to payment if they terminate employment for any reason other than retirement. There was compensation expense of approximately $0 related to this plan for each of the three months ended March 29, 2014 and March 30, 2013, respectively. The obligation related to this plan was approximately $477 as of March 29, 2014 and December 28, 2013, and is recognized in the accompanying consolidated balance sheets as a long-term deferred compensation liability.

Note 15.

Change of Control Bonus Agreements: The Company established change of control bonus agreements with two key employees effective November 11, 2011 and December 19, 2012. The key employees each received a bonus calculated at 1 percent of the Formula Value as defined in the agreement payable upon the sale of the Company. The key employees are fully vested, but forfeit any right to payment if they terminate employment prior to the sale of Company. There was compensation expense of approximately $0 related to this plan for each of the three months ended March 29, 2014 and March 30, 2013, respectively. The obligation related to this plan was approximately $675 as of March 29, 2014 and December 28, 2013, and is recognized in the accompanying consolidated balance sheets as a long-term deferred compensation liability.

Note 16.

Translation of Foreign Currencies: The functional currency of the Company’s Canadian operations is the local currency. Accordingly, assets and liabilities are translated at the rate of exchange at the balance sheet date, and revenue and expenses are translated using the weighted-average exchange rate for the period. Resulting foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income. The Company’s foreign currency transaction gain (loss) for the three months ended March 29, 2014 and March 30, 2013 was approximately 197 and $(17), respectively.

Note 17.

Accumulated Comprehensive Income: Accumulated comprehensive income of $1,459 and $2,009 as of March 30, 2013 and March 29, 2014, respectively is comprised of the cumulative translation adjustment related to the foreign currency adjustments.

Note 18.

Related Party Transactions: Administrative charges from a related party were approximately $247 for the each of the three months ended March 29, 2014 and March 30, 2013, and were recorded in selling and administrative expenses in the accompanying consolidated statements of income.